Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400

Deerfield, IL 60015

Contact: Terry Huch Senior Director, Investor Relations and Corporate Communications 847-405-2515 — thuch@cfindustries.com

Susan Fisher Manager, Corporate Communications 847-405-2551 — shfisher@cfindustries.com

CF Industries Resumes Production at Port Neal Nitrogen Complex

DEERFIELD, Illinois — (Business Wire) — June 24, 2011: CF Industries Holdings, Inc. (NYSE: CF) today announced the resumption of production at its Port Neal nitrogen manufacturing complex, which is located in Sergeant Bluff, Iowa, near Sioux City on the Missouri River. The company had temporarily halted production at the facility on June 6, 2011, as a precautionary measure in view of rising water levels near the plant.

Commenting on the resumption of production, CF Industries Vice President of Manufacturing and Distribution Tony Will said, “We are proud of the extraordinary efforts of our team at Port Neal to ensure the safety of our employees, community and facility. We have determined that it is now safe to restart our operations at Port Neal and we have begun that process. We will continue to monitor the situation in light of the high water, which is expected to continue for several weeks. “

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

###